Industry Canada | Industrie Canada

Certificate of Amendment

Certificat de Modification

Canada Business Corporations Act

Loi canadienne sur les sociétés par actions

2946033 CANADA INC.

294603-3

Name of corporation-Dénomination de la société

Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:

Je certifie que les statuts de la société susmentionnée ont été modifiés:

a) under section 13 of the *Canada Business Corporations Act* in accordance with the attached notice;	☐	a) en vertu de l'article 13 de la *Loi canadienne sur les sociétés par actions*, conformément à l'avis ci-joint;
b) under section 27 of the *Canada Business Corporations Act* as set out in the attached articles of amendment designating a series of shares;	☐	b) en vertu de l'article 27 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;
c) under section 179 of the *Canada Business Corporations Act* as set out in the attached articles of amendment;	☒	c) en vertu de l'article 179 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes;
d) under section 191 of the *Canada Business Corporations Act* as set out in the attached articles of reorganization;	☐	d) en vertu de l'article 191 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses de réorganisation ci-jointes;

Director - Directeur

February 8, 2000 / le 8 février 2000

Date of Amendment - Date de modification

Canada

Industry Canada / Industrie Canada

Canada Business Corporations Act / Loi canadienne sur les sociétés par actions

FORM 4 ARTICLES OF AMENDMENT (SECTION 27 OR 177)

FORMULE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

1 - Name of corporation - Dénomination de la société	2 - Corporation No. - N° de la société
2946033 CANADA INC.	294603-3

3 - The articles of the above-named corporation are amended as follows: / Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante :

a) Paragraph I (b) of Annex 1 attached to the articles of amendment of the Corporation for which a Certificate of Amendment was issued on February 11, 1997 are hereby repealed and replaced by the following:

"(b) i) Subject to the rights, privileges, restrictions and conditions attached to the class A preferred shares, the class B preferred shares, the class C preferred shares, the class D preferred shares and any other class of shares ranking prior to the class A common shares, but always in preference and priority to any payment of dividends on the class B common shares, the holders of the class A common shares shall be entitled to receive any dividend declared by the board of directors of the Corporation, as and when so declared.

ii) Subject to the rights, privileges, restrictions and conditions attached to the class A preferred shares, the class B preferred shares, the class C preferred shares, the class D preferred shares, the class A common shares and any other class of shares ranking prior to the class B common shares, the holders of the class B common shares shall be entitled to receive any dividend declared by the board of directors of the Corporation, as and when so declared."

b) Without in any way affecting the rights, privileges, conditions and restrictions attached to the class A common shares, issued and unissued, the 1,623,375 presently issued and outstanding class A common shares are hereby divided into 11,280,000 class A common shares;

c) All of the other provisions contained in the articles of the Corporation remain unchanged.

Date	Signature	Title - Titre
Feb 4, 2000		DIRECTOR

FOR DEPARTMENTAL USE ONLY - À L'USAGE DU MINISTÈRE SEULEMENT
Filed - Déposée FEB 14 2000

Canada

IC 3069 (2/96)